Exhibit 5.2

[Nike Letterhead]

July 23, 2019

Nike, Inc.,

One Bowerman Drive,

Beaverton, Oregon 97005.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Securities”) of Nike, Inc., an Oregon corporation (the “Company”), I, as the Company’s Vice President, Corporate Secretary and Chief Ethics & Compliance Officer, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it my opinion that:

(1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Oregon.

(2) The Indenture relating to the Securities has been duly authorized, executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Oregon, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of Securities” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ann M. Miller